Exhibit 99.1


         T-3 Energy Services Inc. Announces Management Changes

    HOUSTON--(BUSINESS WIRE)--May 1, 2003--T-3 Energy Services Inc. (Nasdaq:TTES) today announced the appointment of Gus D. Halas to the position of President and Chief Executive Officer of T-3, effective May 1, 2003. Mike Stansberry, the Company's former President and Chief Executive Officer, will remain with the Company as Executive Vice President - Business Development and will focus on new business initiatives, acquisitions, sales and marketing. Mr. Halas will also join T-3's board of directors, filling a vacancy created by Mr. Stansberry's resignation from the board.
    Mr. Halas joins T-3 from Clore Automotive, a Lenexa, Kansas-based manufacturer and distributor of after-market auto parts and supplies. Prior to joining Clore, Mr. Halas spent the majority of his career in various management roles within Ingersoll-Dresser Pump Company and Sulzer Industries, most recently as President of Ingersoll-Dresser's Pump Services Group. Commenting on his recent appointment, Mr. Halas said, "I am excited about the opportunity, with the support of First Reserve, to take T-3 to the next level -- that of an integrated, prominent force in the energy field."
    Mike Stansberry commented, "Gus Halas is a strong addition to T-3's senior management team. He brings 15 years of energy industry experience and extensive manufacturing expertise to the Company. I look forward to working with Gus to execute T-3's strategic plans."
    T-3 Energy Services Inc. provides a broad range of oilfield products and services primarily to customers in the upstream oil and gas industry located in the Texas and Louisiana Gulf Coast Region.

    Forward-Looking Statement

    Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.


    CONTACT: T-3 Energy Services Inc., Houston
             Steven J. Brading, 713/996-4110